EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. Fourth Quarter 2008 Earnings Report

Net income through twelve months in 2008 was $3,039,000 compared to $4,871,000 for the same period in 2007. For the quarter ended December 31, 2008, net income was $1,486,000 compared to $1,575,000 for the quarter ended December 31, 2007.

Peoples Financial Services Corp. (the “Company”) sustained losses in the investment portfolio as a result of the events related to holdings in FHLMC (“Freddie Mac”) as well as the bankruptcy of Lehman Brothers Holdings as discussed in its Form 8-K filing dated October 9, 2008. However, with the negative effects of the financial troubles already discussed the strength of our Company remains evident. Net interest income through twelve months in 2008 was $16,325,000 which compares favorably to $13,506,000 for the twelve month period ended December 31, 2007. This is an increase of $2,819,000, or 20.87%. For the quarter ended December 31, 2008, net interest income was $4,021,000 compared to $3,740,000 for the same period in 2007. This was an increase of $281,000, or 7.51%. The increase in net interest income for both the twelve months and three months ended December 31, 2008 is the result of the net interest margin increase to 4.25% for the twelve month period ended December 31, 2008 from 3.83% for the twelve month period ended December 31, 2007 on a fully tax equivalent basis. The net interest margin decreased for the three months ended December 31, 2008 to 4.00% compared to 4.07% for the same time period in 2007 on a fully tax equivalent basis. The Company has been able to maintain a strong net interest margin which has resulted in record net interest income in 2008.

Total assets were up 8.68% to $472,125,000 on December 31, 2008, which compares to $434,434,000 as of December 31, 2007. Compared to the December 30, 2007 figure of $289,163,000, net loans were up 8.45% at $313,606,000 as of December 31, 2008.

Deposits totaled $371,268,000 as of December 31, 2008, compared to $327,430,000 on December 31, 2007, an increase of 13.39%.

Our core business remains strong, the Company continues to grow with a loan portfolio performing at what we consider to be a low level of risk, the Bank continues to be profitable and our capital is strong. Based on current growth and capital projections, the Bank opted not to apply for the Treasury Capital Purchase Program (CPP) which was offered by the Treasury Department in the fourth quarter of 2008. The initiative was offered as a component of the Emergency Economic Stabilization act of 2008.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.